Exhibit 99

PPG Industries
PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com
News
Contact:
Mark Silvey
PPG Corporate Communications
412-434-3046
silvey@ppg.com

Investors:
Vince Morales
PPG Investor Relations
412-434-3740
vmorales@ppg.com

PPG directors increase quarterly dividend and approve 2-for-1 stock split

PITTSBURGH, April 16, 2015 - The board of directors of PPG Industries (NYSE:PPG) today declared a regular quarterly dividend of 72 cents per share, payable June 12 to shareholders of record May 11. This marks the company’s 467th consecutive dividend payment. PPG’s previous dividend, paid in March, was 67 cents per share. The company has paid uninterrupted annual dividends since 1899.

PPG directors also approved a 2-for-1 split of the company’s common stock for all shareholders of record as of the close of business May 11. On June 12, following payment of the quarterly per-share dividend, each shareholder will also receive a stock dividend of one additional share of common stock for each share held on the record date. PPG common stock will begin trading on a split-adjusted basis on Monday, June 15.

PPG: Bringing innovation to the surface.(TM)
PPG Industries' vision is to be the world’s leading coatings company by consistently delivering high-quality, innovative and sustainable solutions that customers trust to protect and beautify their products and surroundings. Through leadership in innovation, sustainability and color, PPG provides added value to customers in construction, consumer products, industrial and transportation markets and aftermarkets to enhance more surfaces in more ways than does any other company. Founded in 1883, PPG has global headquarters in Pittsburgh and operates in nearly 70 countries around the world. Reported net sales in 2014 were $15.4 billion. PPG shares are traded on the New York Stock Exchange (symbol:PPG). For more information, visit www.ppg.com and follow @PPGIndustries on Twitter.

Bringing innovation to the surface is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.